EXHIBIT 21.01
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction
1 Global Place Canada, Inc.	Canada
eNIC Cocos (Keeling) Island Pty. Ltd.	Australia
eNIC Corporation	U.S. - Washington
Global Registration Services Limited	United Kingdom
GNR Limited	United Kingdom
m-Qube Canada, Inc.	Canada
Thawte Consulting (Pty) Limited	South Africa
Thawte Holdings (Pty) Limited	South Africa
The Global Name Registry Limited	United Kingdom
The .tv Corporation International	U.S. - Delaware
The .TV Corporation (Tuvalu) Pty Ltd.	Tuvalu
VeriSign Colombia SAS	Colombia
VeriSign Deutschland GmbH	Germany
VeriSign Digital Services Technology (China) Co. Ltd.	China
VeriSign do Brasil Servicos para Internet Ltda	Brazil
VeriSign Holdings Limited	Cayman Islands
VeriSign India Private Limited	India
VeriSign Information Services, Inc.	U.S. - Delaware
VeriSign International Holdings, Inc.	U.S. - Delaware
VeriSign Internet Services Sárl	Switzerland
VeriSign Israel Ltd.	Israel
VeriSign Naming and Directory Services, LLC	U.S. - Delaware
VeriSign Netherlands B.V.	Netherlands
VeriSign Reinsurance Company, Ltd.	Bermuda
VeriSign Sárl	Switzerland
VeriSign Services India Private Limited	India
VeriSign Spain S.L.	Spain
VeriSign Switzerland SA	Switzerland
Verisign Ventures, Inc.	U.S. - Delaware
Whiteley Investments, Ltd.	United Kingdom